EXHIBIT 99.1
Joint Filing Agreement
Pursuant to Rule 13d-1(k)
     The undersigned persons (the “Reporting Persons”) hereby agree that a joint statement on this Schedule 13D, and any amendments thereto, be filed on their behalf by ING Groep N.V.
     Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.
Date: July 10, 2007

ING GROEP N.V.
By:	/s/ Klaas de Wit
	Name:	Klaas de Wit
	Title:	Head of Compliance Operations

By:	/s/ Cornelis Blokbergen
	Name:	Cornelis Blokbergen
	Title:	Head Legal Group

ING CAPITAL LLC
By:	/s/ Geoff Arens
	Name:	Geoff Arens
	Title:	Managing Director

ING GLOBAL INVESTMENT STRATEGIES LLC
By:	/s/ Geoff Arens
	Name:	Geoff Arens
	Title:	Managing Director